                            Interim Supply Agreement

THE GRAND UNION COMPANY ("GU") AND C&S WHOLESALE GROCERS, INC. ("C&S") intending to be legally bound, agree as follows:

1. Term. Without further action of the parties or the Bankruptcy Court, the term of this Interim Supply Agreement (the "Agreement") shall expire on January 15, 2001; provided that if the DIP Loan should terminate or if GU is unable to continue to borrow under the DIP loan, then, the Term shall expire unless within 24 hours of such event, GU pays all accrued but unpaid amounts to C&S and provides C&S with adequate assurances that it will be able to continue to pay all amounts under this agreement as such amounts become due. This Agreement shall constitute a legally binding agreement between the parties hereto.

2. Surcharge. The Upcharges set forth in this Agreement shall be adjusted by adding a Surcharge equal to 1% of purchases, such surcharge to be increased to 1.5% if C&S is not the purchaser of substantially all of the assets of GU; provided that, with respect to any such surcharge, C&S makes a good faith offer to purchase such assets on terms similar to C&S's expression of interest dated September 12, 2000. The surcharge shall be noted at the bottom of each GU weekly statement with respect to all amounts set forth therein. The surcharge shall accrue within two business days of each week and be paid within two business days of termination of this Agreement. All amounts due C&S under this Agreement, including without limitation the surcharge shall be entitled to administrative expense priority in GU's Chapter 11 case (the "Case").

3. PACA Claim. GU acknowledges that C&S holds a valid perfected and enforceable PACA trust claim with priority over all other liens, claims, and encumbrances for all amounts due for unpaid delivery of perishable agricultural commodities.

4. GMHBC. GU hereby certifies to C&S that C&S has no less than $10 million of inventory at the Montgomery warehouse free and clear of any other claims or liens. Over the next week, GU will identify all slow moving product at Montgomery and use its best efforts to dispose of such slow-moving product over the next succeeding four weeks. GU will use its best efforts not to procure slow-moving or unique items into Montgomery and will work diligently to reduce the amount of inventory on hand.
                                                             10
5. Merchandise. Entire requirements for grocery, bakery, candy, store supplies and all Perishables. Perishables means items in the following categories: meat (other than frozen), deli, seafood (other than frozen), produce, dairy and floral; provided that GU may continue to purchase bakery items that it currently procures from Bakemark Ingredients East, Inc. Entire requirements for frozen (mainline), frozen bakery, ice cream, frozen meat, frozen seafood and ice for the Northern division, and commencing upon 60 days written notice by C&S to GU but no later than March 31, 2001, for the Southern and Eastern divisions. Absent a service level deficiency, GU will not purchase from a secondary supplier product carried by C&S.

6.       Base Price

         1. General. Except as stated below, the Base Price shall be the manufacturer's published price in the best bracket in which C&S normally purchases such item (including all inbound transportation charges), less any published retail off-invoice allowances. Logistics initiatives over and above the truckload bracket that require C&S to perform services and/or to incur a cost shall not be reflected in Base Price. Base Price will not include any C&S upcharges or other fees set forth herein.

         2. Reserve Price. The "Reserve Price," shall be the price established at the time product is booked into the Forward Buy Reserve.

         3. Perishable Direct Bookings. Direct Bookings will have a Base Price equal to GU's designated pricing on such Merchandise, as invoiced to C&S by the vendor, including all in-bound transportation charges.

         4. Produce, Meat and Store Supplies The Base Price for items in the produce, floral, store supplies, deli, meat, seafood, frozen seafood and frozen meat categories, other than Direct Bookings, will be quoted weekly by C&S based upon market conditions and availability. The Base Price shall be reviewed with and reasonably acceptable to GU.

7.       Other Pricing Provisions.

         1. Deal Extension. C&S will reflect in the Base Price all manufacturers' published allowances from first ship date to last ship date.

         2. Cash Discount. C&S will retain all cash discounts. C&S will equalize cash discounts to 1.5% on ice cream and 2% on dairy items for which there is no cash discount. In addition, if a vendor, in any product category, selling product to C&S for GU subsequently reduces its cash discount and reduces the cost of such product, then C&S may equalize its Base Price for such product by adding to the Base Price an amount equal to the reduced cash discount, but will not add an amount in excess of the then reduction in the cost of the product. Upcharges on items subject to cash equalization shall be on the Base Price of such items without taking into account any cash equalization.

         3. Private Label. C&S has no obligation to carry GU's private label. Nevertheless, C&S and GU will work to identify fast-moving private label items and C&S will work to supply GU with such items. GU shall promptly establish a program to sell through all private label items on hand and on order on the date hereof and shall use its reasonable best efforts to minimize the amount of on hand private label inventory.

4.        Ad Quantities.

         1. Non-Perishables. On the day immediately following the end of the ad period, C&S will add all leftover ad product to the Forward Buy Reserve. GU will use its best efforts to work with C&S to minimize the amount of leftover ad product. Such efforts will include (i) providing to C&S the retail billbacks so as to exclude such items from the Forward Buy Reserve, and (ii) the current method whereby C&S receives approximately 70% of a projected ad booking prior to the ad period with the remaining 30% to be received through the ad period, all in an effort to minimize the amount of potential excess inventory in the warehouse.

         2. Perishables. As noted below, GU will no longer make direct bookings. GU will still make leftover ad predictions and C&S will procure appropriate quantities to meet such predictions. To the extent that C&S is not able to ship leftover GU ad product to other customers, GU will promptly establish a store distribution for such items to avoid any code dating or quality issues, provided that any mis-picks related thereto shall be the responsibility of C&S. C&S shall continue to ship dairy items with the same minimum receipt and ship dates as exist on the date hereof.

5. Certain Perishable Procurement. GU will no longer make direct bookings. Instead, GU will provide specifications to C&S and C&S will procure such product according to GU's specifications. Absent compelling circumstances, no unique items will be purchased by C&S. Thus, C&S will not purchase Argentine beef but will purchase the appropriate quantities of prime beef. To the extent that unique items are purchased or with respect to direct bookings currently in the warehouse, GU must purchase from C&S all such items before spoilage. If any such items spoil before they are distributed to GU, then GU will pay the Base Price for such product, all applicable upcharges, cash discount equalizations, the applicable fees set forth in Section 10 hereof, any other fees payable as agreed to by the parties (such as outside storage) and C&S's disposal costs for such items. If GU is able to find a Perishable item of the same quality but at a lower cost then C&S's cost, then it shall communicate such lower price to C&S. If C&S can, it will either purchase such product at the lower cost, match the price or instruct GU to purchase such item. Regardless of the price or sourcing of any product, C&S will cut all purchase orders and control all inbound freight.

6. Outbound Diverting. GU may outbound divert product to a reasonable extent; provided, that GU will use its reasonable best efforts to provide C&S a right of first refusal on 50% of the amount and quantity of outbound loads.

7. Cross-roads. C&S is entitled to share movement reports with cross-road vendors.

8.       Cost Changes

         1. General Non-Perishables. C&S will provide GU with two weeks price protection on vendor price advances subject to allocation, product availability and vendor notification.

         2. Non-Floorstocked Price Declines (Non-Perishables). C&S will use its reasonable best efforts to minimize the in-house inventories for all effected items at the time of the price decline. GU shall be responsible for any leftover ad product on items booked in excess of 500 cases that is still physically in the inventory, or any previously reserved quantities. C&S will agree to move to the new pricing no later than the date on which GU has purchased from C&S four weeks of normal turn movement at the prior higher price, such four weeks commencing from the first ship date of the new costing, exclusive of the above noted leftover ad or reserve product that has not depleted after the four weeks. It would be our intent to move to the lower pricing expeditiously and we would work to move to the pricing before the maximum time frames. The above listed parameters are necessary due to the various vendor brackets and palleting order requirements.

8.       Payments.

         1. General. With respect to all categories of Merchandise except produce, Grand Union will pay C&S each business day before 1 p.m. by wire transfer an amount equivalent to 20% of its purchases during the current week of all such Merchandise (including all fees and charges payable under this Agreement), as estimated on a weekly basis and all other amounts due and payable hereunder. C&S will not be exposed to any credit risk under the terms and conditions of this section, except as may result from the express provisions of this Agreement. If there is an overage or shortfall, it will be adjusted on the first Tuesday following the Saturday weekly statement, provided -------- that both parties will use their best efforts to insure that any overage or shortfall is minimal and does not negatively impact either party. If the relevant banks are not open for business on any Monday, Tuesday, Wednesday, Thursday or Friday during a week, GU's wire transfers during the remaining days of the week shall be in an amount equivalent to 25% of the amount otherwise due. 1.

         2. Produce. On the third Wednesday following each weekly statement, and continuing through the next succeeding Tuesday, Grand Union shall pay C&S each business day by wire transfer an amount equal to 20% of Grand Union's produce purchases (including all fees and charges payable under this Agreement) as set forth on the applicable weekly statement; provided, that the total amount owing from GU to C&S with respect to produce purchases shall at no time exceed $13 million.

         3. Time is of the essence. If GU fails to make any payment when due under the Agreement, C&S shall both give notice to GU of such failure to receive payment and shall have the right to stop shipping product under this Agreement. If all payments due and owing are not received within 72 hours from receipt by GU of such notice, C&S shall have the right to terminate this Agreement. Notwithstanding the foregoing, GU shall have the right to dispute price, quantities and whether such amount is due and owing, and GU will notify C&S promptly if it believes there is an error. The parties agree to use their best efforts to resolve such dispute within 2 weeks after delivery of such notice.

         4. Notice. Any notice under this Agreement shall be provided to the President, Chief Financial Officer and General Counsel of the party receiving the notice.

         5.   Letter of Credit. GU shall maintain the existing letter of credit.

9. Standard Credit. The parties have established an overage/shortage program with respect to all Merchandise categories, including meat and deli, attached hereto (the "Standard Credit Policy"). The Standard Credit Policy also provides for store delivery documentation and remedy procedures in the event of a "missing pallet." Product shortages that exceed the standard credit program cap will be investigated to determine the whereabouts of the product. A credit will not be issued under the following circumstances:

         a.       the product is located at the store,
         b.       the product is located at another site and reshipped,
         c. the load has been audited, witnessed and verified as complete without error,
         d. the delivery receipt and load documentation indicate that the product was received at the store.

         If a store disagrees with the outcome of the investigation, it may immediately appeal its claim through GU's operations liaison, who in turn may contact the C&S customer service manager (Janet Gauthier). The parties will work to provide further information and reach an agreeable solution within 5 working days. If an agreement cannot be reached, the GU Vice President of Operations may contact the C&S Vice President of Sales (Marilyn Tillinghast) for final resolution. Through this process, the parties will resolve any and all disputes involving amounts in excess of the standard credit within fourteen days of one party notifying the other that a dispute exists. Both parties shall authorize and empower their respective designees to resolve such disputes.

10. Review Rights. C&S will transmit to GU all cost information on a weekly basis. GU will match the C&S cost file to GU's cost file and transmit an exception report back to C&S the next day. The parties will then meet to resolve any cost discrepancies prior to billing. GU may also review C&S's Base Price information at the end of the week with respect to such billing. Any and all alleged price discrepancies must be noticed to C&S (attention: Mark Gross and Greg Raven) within seven days of the billing of such goods. C&S will reimburse GU for any actual findings that C&S over-billed GU (including any upcharges or other fees under this Agreement related to such over-billed amount), and correspondingly GU will pay C&S for any actual findings that C&S under-billed GU (including any upcharges or other fees under this Agreement related to such under-billed amount). It is the intent of the parties that the weekly data transmittal and GU's review of such information shall be the primary mechanism to ensure pricing accuracy.

11. Quality control. C&S will not substitute any item without GU's prior authorization. If C&S substitutes an item of lower cost and quality without GU's prior authorization, then (i) if GU returns the item, (a) but does not purchase it from a third party, then GU will be entitled to a full Base Price and upcharge credit, or (b) and buys the ordered item from a third party at a higher price, then C&S will pay to GU the difference between the cost charged by C&S for the substituted item and the cost of the item purchased by GU from a third party, or (ii) if GU does not return such item, then GU will be entitled to a credit equal to the difference between the cost of the ordered item and the cost of the substituted item.

12.      Delivery Schedule.

         1. Delivery Requirements. C&S shall use its best efforts to meet the delivery schedule (as currently agreed to by the parties and as amended from time to time by the parties' mutual agreement, the "Delivery Schedule"), and GU shall order product (i) in full truckloads and (ii) so that each store will receive a minimum of 1600 cubic feet of product per stop for grocery Merchandise, 10 pallets per stop for Perishable Merchandise and 5 pallets per stop for frozen food Merchandise; provided, that such minimum pallet requirements shall not apply to the extent that GU cannot comply due to store space constraints as set forth on the Delivery Schedule. To help maintain the upcharges and other pricing set forth in the Agreement, the parties shall adjust the delivery schedules to maintain full truckloads including, without limitation, if C&S consolidates slow-moving Merchandise (i.e., store-ready cross-dock pallets of slow-movers) and/or C&S uses the largest trucks allowable by law. GU will reasonably permit skipped deliveries on slow-moving Merchandise. C&S will provide GU with weekend deliveries as set forth on the agreed upon Delivery Schedule without additional premium. The Delivery Schedule shall incorporate two (2) hour windows. C&S and GU will mutually adjust such schedules in response to store Sales.

         2. Delivery Service Level. "Delivery Service Level" means a percentage reflecting the ratio of (i) the number of orders delivered on-time by C&S to GU in any week per the Delivery Schedule, to (ii) the total number of orders scheduled for delivery by C&S to GU during such week, per the Delivery Schedule. Delivery Service Level percentages will not be adversely affected by any event of force majeure or any nonperformance or error by GU including, without limitation, delivery delays caused by GU. For example, if a truck arrives at a store but no receiving crew is present, then C&S will not be responsible for the delay delivering at subsequent stops due to such GU mistake. C&S will provide GU a weekly Delivery Service Level Reconciliation Report showing the times of all deliveries during such week.

         3. Delivery Service Level Deficiency. If, for any reason other than a breach, nonperformance or error by GU or an event of force majeure, C&S fails to achieve a 95% Delivery Service Level (the "Targeted Service Level") for any three consecutive weeks during the Term (the "Measurement Period") and GU gives notice of such alleged delivery service level deficiency to C&S, then such failure shall constitute a "Delivery Service Level Deficiency". In the event of a Delivery Service Level Deficiency, C&S shall use its reasonable best efforts to immediately restore the Delivery Service Level to at least 95%.

         4. Cure of Delivery Schedule Breach. If, during the week following the occurrence of a Delivery Service Level Deficiency (the "Delivery Penalty Week"), the Delivery Service Level is restored to at least 95%, then the Delivery Service Level Deficiency shall be cured and a new Measurement Period shall begin.

         5. Delivery Service Level Deficiency Penalty. If C&S fails to restore the Delivery Service Level to 95% during the Delivery Penalty Week, then C&S will rebate to GU 25% of the load fees and stop charges with respect to those deliveries that were not timely delivered during such week and each subsequent week until the Delivery Service Level is restored to 95%.

         6. Delivery Service Level Termination. If the Delivery Service Level is below 90% for six consecutive weeks, and prior to the end of the fifth week, GU has provided C&S with notice that it intends to terminate the agreement, and prior to the end of the sixth week, C&S has not restored the Delivery Service Level to at least 95%, then GU may terminate the agreement within seven days following the end of the sixth week.

13.      Service Level.

         1. Service Level Reporting. C&S will electronically transmit to GU a daily Service Level Reconciliation Report showing, with respect to each item, excluding private label and unique merchandise, the number of cases ordered, shipped, out of stock (including "warehouse scratches"), over-pulled, booked, unauthorized, discontinued and manufacturer out-of-stocks, provided that C&S placed orders for such cases within the normal lead time. C&S will supplement this daily report with a weekly spread sheet with adjustments as set forth in this Agreement so as to provide a weekly Service Level Report. A unique item is an item that is carried by C&S only for GU and not any other C&S customer.

         2. Service Level. "Service Level" means a percentage reflecting (i) the number of cases shipped divided by (ii) the number of cases ordered, less cases not shipped in the following categories: unauthorized, discontinued, over-pulled, private label, unique, and manufacturers' out-of-stock cases. The term "manufacturer's out-of-stock cases" refers to commodity shortages and cases that are unavailable from the manufacturer or cut by the manufacturer. The Service Level will not be adversely affected by any nonperformance or error by GU, including without limitation errors in booking advertising and feature items (including sales levels of feature items in excess of projections made by GU and adjustments to pre-orders where applicable), GU's directions with respect to items procured by GU, or any event of force majeure. C&S will use its commercially reasonable best efforts to achieve a Service Level of 96%.

         3. Service Level Deficiency. If, for any reason other than a breach, nonperformance or error by GU or an event of force majeure, C&S fails to maintain a 95% Service Level (the "Targeted Service Level") for any two consecutive weeks during the Term (the "Measurement Period") and GU gives notice of such alleged service level deficiency to C&S, then such failure shall constitute a Service Level Deficiency. In the event of a Service Level Deficiency, C&S shall use its reasonable best efforts to immediately restore the Targeted Service Level.

         4. Cure of Delivery Schedule Breach. If, during the week following the occurrence of a Service Level Deficiency (the "Service Penalty Week"), the Service Level is restored to at least 95%, then the Service Level Deficiency shall be cured and a new Measurement Period shall begin.

         5. Service Level Deficiency Penalty/Third Party Sourcing. If C&S fails to restore the Targeted Service Level during the Service Penalty Week, then GU will be entitled to either (i) the Penalty Payment during such week and each subsequent week until the the Targeted Service Level is restored ("Penalty Period") or (ii) source product from a third party supplier. The Penalty Payment shall be equal to: (i) the difference between 95% and the average actual service level percentage during the Penalty Period, multiplied by (ii) the number of cases delivered during the Penalty Period, multiplied by (iii) $.25. The Penalty Payment shall be paid within 15 days of the end of the Contract Quarter in which the Penalty Period occurs. Upon restoration of the Targeted Service Level, GU shall cease purchasing product from third-party suppliers (except with respect to product previously ordered), and C&S shall reimburse GU for any increased direct product cost incurred by GU as a result of its sourcing product from a third party supplier pursuant to this section.

         6. Service Level Termination. If the Service Level is below 87.5% for four consecutive weeks in a Contract Year, and prior to the end of the third week, GU has provided C&S with notice that it intends to terminate the agreement, and prior to the end of the fourth week, C&S has not restored the Targeted Service Level to at least 95%, then

              GU may terminate the agreement within seven days following the end of the fourth week. Furthermore, if (a) there have been five or more separate Service Level Deficiencies in a Contract Year, (b) during such deficiencies the Service Level was below 87.5%, and
              (c) within seven days following the end of the fourth Service Level Deficiency, GU has provided C&S with notice that it intends to terminate the agreement, then GU may terminate the agreement within seven days following the end of the fifth Service Level Deficiency.

14. Fees. Upcharges are on Base Price and exclusive of ripening fees. Merchandise shall be placed in a category classification according to C&S's historical practices, subject to a list of grand-fathered items, if any, attached to the supply agreement). The following fees shall apply:

         Grocery, supplies, candy (full case)                                   1.95%
                  Delivery Fee      - first stop                                $85
                                    - each additional                           $25

         Perishables

                  Meat and deli                                                 3.20%
                  Produce                                                       7.50%
                  Dairy upcharge                                                2.25%
                  Delivery Fee
                           All Perishables delivered on same truck
                                    - first stop                                $120
                                    - each additional                           $25
                  Banana ripening                                               $1.00/case
                  Stone Fruit ripening                                          $48/pallet

         Frozen and ice cream                                                   2.00%*
            * 1.95% when C&S starts supplying GU with all of GU's requirements for frozen food in the Southern and Eastern divisions.
                  Delivery          - first stop                                $120
                                    - each additional                           $25

         Label Charge                                                           $.02/case

         Restocking Fee (charged on Base Price)                                 8%

         Special Deliveries                                                     $75/stop
                  (extra delivery on already scheduled run)

         ASAP deliveries                                                        $1.20/mile
                  (additional run; cost adjustable for additional fuel/cost)

         Trailer rental (pick-up and delivery involves a mileage charge of $1.20/mile, based upon current trip rates and fuel costs; trailer rental is subject to increase for increases in third party rental charges)

               dry                                            $100/week + pick-up and delivery
               refrigerated                                   $300/week + pick-up and delivery
               turkey (extended use with maintenance)         $500/week + pick-up and delivery

15. Bales/totes/cross-dock/reclamation pick-up. $22,000/week. To assist C&S in managing its own inventory and the Service Level requirements herein, GU shall inform C&S of when GU has purchased/received Merchandise into Montgomery and GU's intended distribution of such product.

16. Frozen Holiday Turkeys/Shrimp. With respect to holiday turkeys and shrimp (including to the extent that GU wishes C&S to handle frozen holiday turkeys or shrimp for the Southern and Eastern divisions prior to such goods becoming Merchandise hereunder), GU will be responsible for all predistribution storage and handling. Commencing no sooner than October 1, of each year, C&S will receive such product two days prior to the agreed upon distribution or store order billing date for such goods. All such product must be distributed out of C&S's facilities (i) no later than the Sunday immediately following Thanksgiving for Thanksgiving holiday turkey and shrimp and (ii) by February 1 for all Christmas and New Year's holiday turkey and shrimp. It is the intent of this section that C&S shall not have to store in its facilities any holiday shrimp or turkeys for more than one week.

17. Forward Buy Reserve. No product, other than left-over ad product will be added to the Reserve. Reserve charge as follows:

              0 - 300,000 cases                     No charge to GU.
              300,000 and above                     $.02/case/week

         GU shall promptly establish a program to sell through all reserve items.

18. Reduced Volume Surcharge. Payable on Monday for prior week sales. The surcharge will be reconciled on a quarterly basis.

                       Weekly Purchases (Base Price)                                   Weekly Surcharge
                       -----------------------------                                   ----------------
              If below $17.3 million - but equal to or above $16.35 million                  $57,692
              If below $16.35 million - but equal to or above $15.38 million                 $96,154
              If below $15.38 million - but equal to or above $14.42 million                 $173,077
              If below $14.42 million - but equal to or above $13.46 million                 $269,231
              If below $13.46 million                                                        $384,615

19. Reclamation. GU will participate in C&S' reclamation program for all Merchandise other than produce, floral, meat, seafood and private label. This product will be scanned at C&S' reclamation center within seven days after the product is picked up from Grand Union Stores, and Grand Union will receive credit, on a bi-weekly basis, for 82% of the cost of this product.

20.      Third Party Deductions.

         1. General. From time to time, GU may ask C&S to act as its agent to deduct amounts that are due from manufacturers to GU. C&S has the right, in its discretion, to refuse to honor any third party deduction request that GU may make. If C&S makes a deduction on GU's behalf and the manufacturer disputes the deduction made by C&S, GU agrees to indemnify and defend C&S against and hold C&S harmless from any claim by the manufacturer related to such deduction. If C&S repays any deduction that C&S makes on GU's behalf, GU will, upon notice from C&S, repay such amount to C&S. GU will insure that supply of Merchandise from manufacturers to C&S is not adversely affected by any third party deductions that C&S may take on GU's behalf. Service Level shall not be adversely affected by an interruption in the supply of Merchandise from a manufacturer to C&S if the interruption is caused by the refusal of the manufacturer to ship product to C&S and such refusal is attributable to a disputed deduction that C&S has taken on GU's behalf. C&S will add to each deduction from a vendor a fee of no less than $250 to process the deduction made by C&S on GU's behalf. Each Friday, C&S will reimburse GU for all deductions collected during the preceding seven day period, less C&S' fee.

         2. Direct Booking Errors. If there is an error in vendor invoicing on a Perishable direct booking, GU may request C&S to collect any amounts GU is owed pursuant to the terms of paragraph (a) of this Section.

21. Termination by C&S. C&S may terminate this Agreement for cause and without further order or approval of the Bankruptcy Court. Cause shall be
         1. nonpayment of amounts owed hereunder uncured for 72 hours following receipt by GU of written notice;
         2. if GU does not obtain court approval hereof within 5 days of the commencement of the Case;
         3. other material breach uncured after 90 days following receipt by GU of written notice; and
         4.   the end of the Term.

22. Termination by GU. GU may terminate this Agreement for cause. Cause shall be:
         1. nonpayment of amounts owed hereunder uncured for 72 hours following receipt by C&S of written notice;
         2. material breach uncured after 90 days following receipt by C&S of written notice; and
         3.   As set forth in Sections 12 or 13.

23. Transfer of Assets. GU will provide C&S with written notice of any GU plan to sell, transfer, assign, close, cease doing business or otherwise convey ownership (a "Sale") in one or more store. Such notice shall be given at the earliest practicable time and shall state, among other things, the name of the proposed purchaser, the location of the store to be sold, the approximate timetable for consummating the Sale and the purchaser's plans for supplying the store in the aftermath of the Sale, to the extent that such plan is known to GU.

24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of GU and C&S and their respective successors and assigns.

25.      Sale Incentive Fee.

              Aggregate Consideration Paid        C&S Share Percent of Total Aggregate Consid.
              ----------------------------        --------------------------------------------
         1.   Below $275 million                                   0%
         2.   $275 million - 300 million                           1%
         3.   $300 million - 330 million                           1 & 1/3%
         4.   in excess of $330 million                            1 & 2/3%

26. Termination of Prior Agreements. C&S currently supplies GU pursuant to the Amended and Restated Term Sheet: Supply Agreement, dated as of September 24, 1999, between C&S and GU, dated October 15, 1999 (the "October 15 Supply Agreement") and the Supply Agreement between C&S and GU, dated as of September 24, 1999 and sent to GU on November 12, 1999 (the "November 12 Supply Agreement" and together with the October 15 Supply Agreement, the "Prior Supply Agreement"). This Interim Supply Agreement will set forth the parties' rights and obligations during the Term. Notwithstanding anything herein to the contrary, C&S shall be entitled to file a proof(s) of claim for any amounts owed or that may become due under the Prior Agreement, including, without limitation, any termination fee or prorated termination fee relating to the Prior Agreement, as if GU had rejected the Prior Agreement prior to the conclusion of the Case. GU reserves its right to contest the allowance, validity, priority, or amount of such claim(s) but cannot use the existence or any provision of this agreement as evidence or an admission. GU and C&S acknowledge and agree that objections to the allowance, validity, priority or amount of such claim(s) of C&S shall be decided as if this interim supply agreement did not exist.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

THE GRAND UNION COMPANY                   C&S WHOLESALE GROCERS, INC.


---------------------------------
Glenn J. Smith                            Mark Gross
Senior Vice President                     Senior Vice President